Exhibit 99.1

Contact:

Lori Marino, Executive Vice President

646-822-3700

NEW SENIOR ANNOUNCES CHIEF FINANCIAL OFFICER TRANSITION

NEW YORK — September 6, 2019 — New Senior Investment Group Inc. (“New Senior” or the “Company”) (NYSE: SNR) announced today that David Smith has resigned as Executive Vice President and Chief Financial Officer to accept another business opportunity. Mr. Smith will continue in his current position through the third quarter to ensure a smooth transition for the Company. Bhairav Patel, the Company’s current Executive Vice President of Finance & Accounting and Chief Accounting Officer will assume these additional responsibilities while the Company conducts a search for a permanent replacement.

“We thank David for his significant contributions to New Senior over the past 5 years, particularly his work through the Company’s internalization that occurred at the beginning of the year, and we wish him the best in his future career,” said Susan Givens, Chief Executive Officer of New Senior.

Mr. Smith’s resignation is not related to any issues involving the Company’s operations, financial statements, internal controls, policies or practices. The Company has disclosed information about the transition in a Form 8-K filed with the Securities and Exchange Commission today.

ABOUT NEW SENIOR

New Senior Investment Group Inc. (NYSE: SNR) is a publicly-traded real estate investment trust with a diversified portfolio of senior housing properties located across the United States. As of June 30, 2019, New Senior is one of the largest owners of senior housing properties, with 131 properties across 37 states. More information about New Senior can be found at www.newseniorinv.com.

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